EXHIBIT 5.1

June 3, 2008

Board of Directors of URS Corporation
URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, CA 94111

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by URS Corporation (the “Company”) of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission registering the offering of up to 5,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 EIP Shares”) and 8,000,000 shares of Common Stock pursuant to the Company’s 2008 Employee Stock Purchase Plan (the “2008 ESPP Shares”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, the Company's 2008 Equity Incentive Plan (the “2008 EIP”), the Company’s 2008 Employee Stock Purchase Plan (the “2008 ESPP”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2008 EIP Shares and the 2008 ESPP Shares, when sold and issued in accordance with the 2008 EIP and the 2008 ESPP, respectively, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ Samuel M. Livermore
Samuel M. Livermore
Partner